Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

Subsidiary Into Parent

Merging

Amatuhi Inc.

a Japanese Corporation (“Subsidiary”)

with and into

AMATUHI HOLDINGS, INC.

a Delaware Corporation (“Parent”)

Pursuant to Section 253 of the Delaware General Corporation Law

AMATUHI HOLDINGS, INC., a Delaware corporation incorporated on the 24th day of June, 2025 (“Parent”), pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY:

FIRST:	That Parent is organized and existing under the laws of the State of Delaware.

SECOND:	That Parent owns 100% of the outstanding capital stock of Amatuhi Inc., a Japanese corporation incorporated on the 22nd day of February, 2021, its wholly-owned subsidiary (“Subsidiary”).

THIRD:	That Parent determined to merge Subsidiary with and into Parent, pursuant to Section 253 of the General Corporation Law of the State of Delaware, by the following resolutions of its Board of Directors (the “Board”), duly adopted by the members of the Board at a meeting held on July 25, 2025:

WHEREAS, Amatuhi Holdings, Inc. (“Parent”) owns 100% of the outstanding capital stock of Amatuhi Inc., a Japanese corporation (“Subsidiary”);

WHEREAS, the Board of Directors of Parent (the “Board”) has determined that it is advisable, fair and in the best interest of Parent to merge Subsidiary with and into Parent; and

WHEREAS, Section 253 of the General Corporation Law of the State of Delaware provides for the merger of a parent corporation and a subsidiary corporation to occur without a vote of the stockholders of the subsidiary corporation if the parent corporation owns at least 90% of the outstanding shares of each class of stock of the subsidiary corporation by executing, acknowledging and filing a Certificate of Ownership and Merger with the Delaware Secretary of State.

NOW, THEREFORE, BE IT:

RESOLVED, that the Board hereby authorizes the merger of Subsidiary with and into Parent, with Parent continuing as the surviving corporation (the “Merger”);

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of any holder thereof, each then outstanding share of common stock of Parent shall remain unchanged and continue to remain outstanding as one share of common stock of Parent held by the person who was the holder of such share of common stock of Parent immediately prior to the Merger;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of any holder thereof, each then outstanding share of common or preferred stock of Parent shall remain unchanged and continue to remain outstanding as five shares of common stock of Parent held by the person who was the holder of such share of common stock of Parent immediately prior to the Merger;

FURTHER RESOLVED, each Shareholder hereby transfers all of its rights, title, and interest in and to its shares in Amatuhi Inc. to Amatuhi Holdings, Inc.; upon recording of such transfer in the shareholder registry of Amatuhi Inc., shall cease to have any shareholder status, rights, or claims in respect thereof;

FURTHER RESOLVED, that the officers and directors of Parent immediately prior to the effective time of the Merger shall be the officers and directors of the surviving corporation;

FURTHER RESOLVED, that the Certificate of Incorporation of Parent as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation;

FURTHER RESOLVED, that the Bylaws of Parent as in effect immediately prior to the effective time of the Merger shall be the Bylaws of the surviving corporation;

FURTHER RESOLVED, that the officers of Parent are authorized and directed to make, sign and execute a Certificate of Ownership and Merger setting forth a copy of the resolution to merge Subsidiary with and into Parent, and to cause the same to filed with the Secretary of State of Delaware, and further to do all acts and things whatsoever and to incur such expenses, whether within or without the State of Delaware, which may be necessary or proper to effect the Merger and the foregoing resolutions.

FOURTH:	That Parent shall be the surviving corporation of the Merger.

FIFTH:	That the Certificate of Incorporation of Parent as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation.

SIXTH:	This Certificate of Ownership and Merger shall become effective upon filing.

SEVENTH:	The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding.

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IN WITNESS WHEREOF, Parent has caused this Certificate to be executed by its duly authorized officer on this 25th day of July, 2025.

AMATUHI HOLDINGS, INC.

By:	/s/
Name:	Tatsuma Yoshida
Title:	Chief Executive Officer/Director

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